Exhibit 10.22
Ziprecruiter, Inc.
April 22, 2021
Ian Siegel
Dear Ian:
We are excited to have you continue your relationship as Chief Executive Officer of Ziprecruiter, Inc., a Delaware corporation (the “Company”). This letter (this “Letter Agreement”) sets forth your rights to a bonus on the terms set forth herein. Terms are defined in Section 5 of this Letter Agreement. Upon the consummation of a Public Listing or Change in Control, you will be entitled to receive a special liquidity bonus (your “Leadership Bonus”). The Leadership Bonus is subject to the terms of this Letter Agreement as follows:
1.Leadership Bonus Amount. The amount of your Leadership Bonus is $10 million and shall be paid in cash subject to applicable withholdings.
2.Conditions to Payment of Leadership Bonus. The obligation of the Company to pay your Leadership Bonus is subject to and contingent upon the conditions set forth below. You shall not be entitled to receive any portion of your Leadership Bonus until all such conditions have been fulfilled (such conditions, the “Bonus Conditions”):
(a)A Public Listing or Change in Control is consummated.
(b)You are actively employed by the Company as the Company’s Chief Executive Officer as of the closing of the Public Listing or Change in Control.
(c)As of the closing of the Public Listing or Change in Control, there has been no reasonable determination by the Board that you have (i) breached your obligations under any confidential information and invention assignment agreement between you and the Company, (ii) materially breached any other contract between you and the Company or (iii) breached any Company policy or code of conduct, in each case, which breach has caused material harm to the Company; provided, that no breach described in any of the foregoing clauses (i) through (iii), inclusive, that is reasonably capable of being cured or corrected will be determined to have occurred for purposes of this Letter Agreement unless you have been first notified by the Company in writing that the Company believes that such breach has occurred and you have failed to cure or correct such breach within thirty (30) days following your receipt of such notice.
No Leadership Bonus will be paid if your employment ends prior to the payment date for any reason.
3.Time of Payments. Subject to and contingent upon satisfaction of the Bonus Conditions set forth in Section 2 above, the Leadership Bonus shall be paid, subject to applicable withholdings: (i) in the case of a Change in Control, simultaneously with disbursements of initial consideration to stockholders in conjunction with the Change in Control or (ii) in the case of a Public Listing, the first regular payroll cycle after the 1st day of trading on NYSE.

4.General Provisions.
(a)Interpretation. This Letter Agreement will be interpreted and administered by the Board. The determinations of the Board with regards to this Letter Agreement will be final and binding.
(b)Term. This Letter Agreement will terminate automatically three (3) years from the date hereof unless earlier terminated as a result of (i) your termination of employment or (ii) following the payment of the Leadership Bonus.
(c)Choice of Law. All questions concerning the construction, validity and interpretation of this Letter Agreement will be governed by the laws of the State of California, exclusive of the conflict of laws provisions thereof.
(d)Extraordinary. The Leadership Bonus shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, bonuses, long-service awards, retirement benefits or similar payments.
(e)No Prior Funding. No amounts payable under this Letter Agreement shall actually be funded, set aside or otherwise segregated from the general assets of the Company prior to payment. The obligation to pay the benefits hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company. You have no rights under this Letter Agreement other than those of a general creditor.
(f)At Will Employment. Nothing contained in this Letter Agreement is intended to alter the “at will” employment relationship between you and the Company. You understand and agree that your employment with the Company is “at will” and may be terminated at any time, for any or no reason, by either you or the Company with or without notice.
5.Definitions.
(a)“Board” means the Company’s Board of Directors.
(b)“Change in Control” has the meaning assigned to such term in the Plan.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d) The “Plan” means the Company’s Amended and Restated 2014 Equity Incentive Plan
(e)“Public Listing” means the earliest to occur of: (i) the first trading day following the Company’s initial public offering or direct listing pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company’s equity securities (whether by the Company or by any holders of the Company’s equity securities), as a result of or following which the Shares shall be publicly held, or (ii) the consummation of a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (i.e., a company that has no commercial operations and that was formed to raise capital for the purpose of acquiring an existing company), that results in the Company or its business becoming a publicly traded company.
6.Entire Agreement; Acceptance. This Letter Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto, including any and all matters described in the minutes of the meeting of the Board held on April 19, 2021. By signing below, you acknowledge that this Letter Agreement constitutes the entire agreement between you and the Company, and it is the complete, final, and exclusive embodiment of the subject matter herein. It is entered into without reliance on any promise or representation other than those expressly contained herein.
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We are pleased to offer this benefit. To accept, please sign the enclosed copy of this letter and return to me.
Sincerely,
/s/David Travers
David Travers
Participant Acknowledgement and Agreement
By signing this letter, I acknowledge that I have reviewed and understand the foregoing letter and agree to the terms and conditions.
Acknowledged and Agreed by:

/s/ Ian Siegel	4/22/2021
Ian Siegel	Date